SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 737-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On May 31, 2013, Northern States Power Company (NSP-Wisconsin), a Wisconsin corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2014.  NSP-Wisconsin requested an overall increase in annual electric rates of $40.0 million, or 6.5 percent and an increase in natural gas rates of $4.7 million, or 3.8 percent.

The rate filing is based on a 2014 forecast test year, a return on equity (ROE) of 10.4 percent, an equity ratio of 52.5 percent, and a forecasted average net investment rate base of approximately $895.3 million for the electric utility and $89.8 million for the natural gas utility.

On Oct. 4, 2013, the PSCW Staff filed their direct testimony and recommended an electric rate increase of $23.8 million, or 3.8 percent, and a natural gas rate decrease of $1.1 million, or 0.9 percent.  PSCW Staff’s recommendations were based on a 10.2 percent ROE and a 52.5 percent equity ratio.  The Citizens Utility Board and the Wisconsin Industrial Energy Group also filed direct testimony, but both parties focused solely on cost of service and rate design issues.

The most significant adjustments proposed by the PSCW Staff are shown in the table below:

	Electric	Natural Gas
	Staff Testimony	Staff Testimony
(Millions of Dollars)	October 2013	October 2013
Rate request	$40.0	$4.7
Electric fuel and purchased power	(5.1)	-
Sales forecast	(4.8)	-
Incentive compensation and merit pay	(3.0)	(0.6)
ROE	(1.6)	(0.2)
Conservation funding transfer	0.7	(0.7)
Depreciation expense	(0.7)	(1.3)
Ashland site remediation costs	-	(2.3)
Other, net	(1.7)	(0.7)
Recommended rate increase (decrease)	$23.8	$(1.1)

The majority of the adjustment to electric fuel and purchased power is the result of the PSCW Staff’s proposal to discontinue using the New York Mercantile Exchange (NYMEX) futures prices as a basis for setting the fuel price forecast and instead using a discounted percentage of the NYMEX futures prices.  PSCW Staff’s sales forecast adjustment is based on the assumption that the strong sales growth trend from 2010 through 2012, primarily in the large commercial/industrial sector, will continue through 2013 and 2014, while NSP-Wisconsin’s forecast shows moderating growth.

Next steps in the procedural schedule are as follows:

•	Rebuttal testimony – Oct. 18, 2013
•	Surrebuttal testimony – Oct. 28, 2013
•	Hearing – Oct. 30, 2013
•	Initial brief – Nov. 13, 2013
•	Reply brief – Nov. 20, 2013

A PSCW decision is anticipated in December 2013, with final rates going into effect in January 2014.

Except for the historical statements contained in this 8-K, the matters discussed herein, including the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy and NSP-Wisconsin in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s and NSP-Wisconsin’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 7, 2013	Xcel Energy Inc. (a Minnesota corporation)

Northern States Power Company (a Wisconsin corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer